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                                                                    EXHIBIT 23.1

                          Independent Auditors' Consent

The Board of Directors
Dr. Reddy's Laboratories Limited
Hyderabad, India

We consent to the use of our report dated May 30, 2003, with respect to the consolidated balance sheets of Dr. Reddy's Laboratories Limited as of March 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended March 31, 2003, incorporated herein by reference.

Our report refers to the adoption of the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets and SFAS No. 141, Business Combinations by the Company.




KPMG
Hyderabad, India

December 1, 2003